Free Writing Prospectus pursuant to Rule 433 dated February 2, 2023

Registration Statement No. 333-253421

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Dow Jones Industrial Average® Index due February 27, 2025

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market Measure (the “underlier”):	the Dow Jones Industrial Average®
Pricing date:	expected to be February 24, 2023
Issue date:	expected to be March 1, 2023
Final calculation day:	expected to be February 24, 2025
Stated maturity date:	expected to be February 27, 2025
Starting level:	the closing level of the underlier on the pricing date
Ending level:	the closing level of the underlier on the final calculation day
Performance factor:	the ending level divided by the starting level (expressed as a percentage)
Automatic call:

If the closing level of the underlier on any call date is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the August 2023 calculation day.

Downside threshold level:	75% of the starting level
Contingent coupon payment:

Subject to the automatic call, on each contingent coupon payment date, for each $1,000 of the outstanding face amount, you will receive a contingent coupon payment equal to at least $15.00 (equivalent to a contingent coupon rate of at least 6.00% per annum) (set on the pricing date) if, and only if, the closing level of the underlier on the related calculation day is greater than or equal to the coupon threshold level.

Coupon threshold level:	75% of the starting level
Call dates:	each calculation day commencing in August 2023 and ending in November 2024
Call settlement date:	the contingent coupon payment date immediately following the applicable call date
Calculation days:	monthly, on the 24th day of each February, May, August and November, commencing May 2023 and ending February 2025, and the final calculation day
Contingent coupon payment dates:	quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Maturity payment amount (for each $1,000 face amount of your securities):	•if the ending level is greater than or equal to the downside threshold level: $1,000; or •if the ending level is less than the downside threshold level: $1,000 × performance factor
Underwriting discount:

up to 2.25% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.25% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.25% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

CUSIP:	40057PLS9
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (Maturity Payment Amount)

If the securities are not automatically called prior to stated maturity and the ending level is less than the downside threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the underlier, but you will have full downside exposure to the underlier if the ending level is less than the downside threshold level.

You should read the accompanying preliminary pricing supplement dated February 1, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated February 1, 2023
●	WFS product supplement no. 1 dated July 27, 2022
●	Underlier supplement no. 31 dated January 24, 2023
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 31, WFS product supplement no. 1 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 31, WFS product supplement no. 1 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 31, WFS product supplement no. 1 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 1, accompanying underlier supplement no. 31, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 1, accompanying underlier supplement no. 31, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 1, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 31, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	You May Lose Your Entire Investment in the Securities
▪	The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Underlier
▪	You May Not Receive a Contingent Coupon on Any Contingent Coupon Payment Date
▪

A Higher Contingent Coupon, a Lower Coupon Threshold Level and/or a Lower Downside Threshold Level May Reflect Greater Expected Volatility of the Underlier, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlier and, Potentially, a Significant Loss at Maturity

▪	Your Securities Are Subject to Automatic Redemption
▪	The Contingent Coupon Does Not Reflect the Actual Performance of the Underlier from the Pricing Date to Any Calculation Day or from Calculation Day to Calculation Day
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers — Dow Jones Industrial Average®” on page S-20 of the accompanying underlier supplement no. 31.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

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